UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2014

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 11, 2014, CBS Corporation (“CBS” or the “Company”) entered into a new employment agreement (the “Agreement”) with Leslie Moonves, the Company’s President and Chief Executive Officer, which amends and supersedes Mr. Moonves’ prior employment agreement dated October 15, 2012 and provides for the following modifications:

The Agreement extends Mr. Moonves’ term of employment to June 30, 2019. Mr. Moonves’ annual salary and target bonus remain unchanged.

On January 2, 2015 (the “2015 Grant Date”), Mr. Moonves will receive a grant of restricted stock units (“RSUs”) with a grant date value of $10.0 million that will be subject to time-based vesting conditions. In addition, on the same date in 2016 that CBS makes annual equity grants to other senior members of the Company’s management team, but in no event later than February 28, 2016 (the “2016 Grant Date”), Mr. Moonves will receive a grant of RSUs that will be subject to time- and performance-based vesting conditions with the target number of RSUs to be granted determined by dividing $10.0 million by the closing price of the Company’s Class B common stock on December 11, 2014, the date of execution of the Agreement. Mr. Moonves’ annual grants of RSUs remain unchanged from the current schedule for 2015 and 2016, and in each of 2017, 2018 and 2019, Mr. Moonves will continue to receive annual grants of RSUs, with a grant date value for each year that is $1.5 million more than the prior year’s grant, consistent with the existing yearly rate of increase (except for the 2019 RSU grant, the value of which will be prorated by 50% to reflect the Agreement’s scheduled expiration on June 30, 2019). The annual grants of RSUs will be made on the same date that the other senior executives receive annual equity grants. One half of the annual grants of RSUs will be subject to time- and performance-based vesting conditions and the other half of such RSUs will be subject to time-based vesting conditions.

Mr. Moonves will also be eligible to receive a grant of shares of the Company’s Class B common stock following the expiration of the employment term on June 30, 2019. Subject to a minimum performance threshold, the number of shares to be granted will range from 250,000 to 650,000 shares based on the stock price performance of the Company’s Class B common stock during the period beginning January 1, 2015 and ending June 30, 2019 (the “Performance Period”), as adjusted based on the Company’s achievement of established performance goals for calendar years 2016, 2017 and 2018 (the “Performance Award”), and will be subject to proration in the event of Mr. Moonves’ death or disability during the employment term. The stock price performance will be determined using the tenth highest closing price of the Class B common stock during the Performance Period expressed as a percentage of the closing price of the Class B common stock on January 2, 2015. In the event CBS ceases to be a “publicly traded company” (as defined in the Agreement) during the employment term, the Performance Period may be shortened and the grant of the Performance Award may be made earlier. In addition, in that event, Mr. Moonves would receive acceleration of his unvested and outstanding equity awards.

Similar to his prior employment agreement, Mr. Moonves will be entitled to receive severance payments and benefits in the event that the Company terminates his employment without “cause” or if he resigns his employment for “good reason” (each as defined in the Agreement). In addition, in the event of a termination without cause or resignation for good reason prior to the date of the annual RSU grant in 2019, Mr. Moonves will receive a cash payment of $15.0 million in respect of other consideration not received, which amount shall be prorated in the case of resignation for good reason. In the event of a termination without cause or resignation for good reason prior to the 2015 Grant Date or the 2016 Grant Date, Mr. Moonves also will receive, in each case, a cash payment of $10.0 million. If Mr. Moonves voluntarily resigns without good reason or his employment is terminated by the Company for cause, he will not be entitled to receive any severance payments or benefits.

Mr. Moonves will continue to be subject to certain restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product, including for specified periods following termination of employment and, as applicable, for specified periods if Mr. Moonves provides services as a Senior Advisor or Producer as described below. In the event of breach of any such provisions by Mr. Moonves, the Agreement provides the Company equitable relief, including injunctive relief, and other legal remedies.

Similar to Mr. Moonves’ prior employment agreement, the Agreement provides incentives for Mr. Moonves to continue his employment with the Company for a period as a Senior Advisor (the “Advisor Period”) upon the end of the employment term. The Agreement extends the term of the Advisor Period to five years and sets the annual advisor fee at $5.0 million. The Agreement also continues to provide Mr. Moonves with the opportunity to provide services as a Producer following notice to the Company under the terms of a supplemental production agreement which amends and restates the previously disclosed letter agreement dated May 2, 2012. The amended and restated agreement, which the Company and Mr. Moonves entered into concurrently with the Agreement, provides Mr. Moonves an option to extend the term of the production agreement and increases the fixed fee for television production services, the number of series that CBS is required to order and the Company’s funding commitments for staffing and infrastructure and to secure rights in connection with projects to be developed by Mr. Moonves.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION (Registrant)

By:	/s/ Lawrence P. Tu
	Name:	Lawrence P. Tu
	Title:	Senior Executive Vice President and Chief Legal Officer

Date: December 12, 2014

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